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                                                Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-63014


                   AMERICAN BUSINESS FINANCIAL SERVICES, INC.
                                INVESTMENT NOTES

                                 RATE SUPPLEMENT

                              PROSPECTUS SUPPLEMENT
                                 DATED 10/19/01



                                                       Bonus           Bonus
        Term           Rate         Annual Yield*      Rate        Annual Yield*
--------------------------------------------------------------------------------
3-5 mos.(1)             5.85%           6.02%           NA              NA
6-11 mos.               6.50%           6.71%           NA              NA
12-17 mos.              8.00%           8.32%           8.25%           8.59%
18-23 mos.              8.05%           8.38%           8.30%           8.65%
24-29 mos.              8.75%           9.14%           8.75%           9.14%
30-35 mos.              8.15%           8.49%           8.40%           8.76%
36-47 mos.              8.30%           8.65%           8.55%           8.92%
48-59 mos.              8.50%           8.87%           8.75%           9.14%
60-119 mos.             9.00%           9.41%           9.25%           9.69%
120 mos.                9.25%           9.69%           9.50%           9.96%
Money Market Note       5.35%           5.49%           NA              NA
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(1) This rate applies only to renewals of maturing 3-5 month Notes which are reinvested for the same term as the original investment.

    Minimum Investment for Investment Notes and Money Market Notes is $1,000


  AMERICAN BUSINESS FINANCIAL SERVICES, INC. IS A NASDAQ LISTED COMPANY (ABFI)

An offer can only be made by the Prospectus dated October 16, 2001, delivered in conjunction with this Rate Supplement dated October 19, 2001. See "Risk Factors" for a discussion of certain factors which should be considered in connection with an Investment in the Notes. *The Effective Annual Yield assumes all interest reinvested daily at the stated rate. The rates for the Investment Notes are available from November 1, 2001 through November 29, 2001. The interest rate paid on the Money Market Notes is subject to change from time to time at the Company's sole discretion provided that such rates shall not be reduced below 4% per year. Written notice of any decrease in rate will be provided to holders of such notes at least 14 days prior to the effective date of the change. No notice will be provided in connection with an increase in the interest rate paid on such notes. You may obtain an additional copy of the Prospectus dated October 16, 2001 free of charge from American Business Financial Services, Inc. by calling (800) 776-4001.

      Investment Notes and Money Market Notes represent obligations of ABFS and are not certificates of deposit or insured or guaranteed by the FDIC or any other governmental agency.


            (LOGO) AMERICAN BUSINESS            For information,
                   FINANCIAL SERVICES, INC.   call 1-800-776-4001

BalaPointe Office Centre   111 Presidential Boulevard    Bala Cynwyd, PA 19004
                               www.ABFSonline.com